Exhibit 99.1

TEXAS PACIFIC POSTPONES ANNUAL MEETING

DALLAS -- (BUSINESS WIRE) -- Texas Pacific Land Corporation (NYSE: TPL) (the “Company”) today announced that the Board of Directors of the Company (the “Board”) has determined to postpone the 2021 Annual Meeting of Stockholders (“the 2021 Annual Meeting”) from November 16, 2021 to December 29, 2021. The Board has also fixed the close of business on November 29, 2021 as the new record date for the determination of stockholders entitled to notice of and to vote at the 2021 Annual Meeting or any adjournments thereof.

The Board decided to postpone the 2021 Annual Meeting in order to provide the Company with additional time to review and respond to stockholder proposals that have been received by the Company.

The Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on October 4, 2021 and an Amendment No. 1 to the definitive proxy statement with the SEC on October 22, 2021. The Company will be filing a second amendment to the definitive proxy statement with the SEC, which will contain information regarding the postponement.

About TPL

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership allow revenue generation through the entire value chain of oil and gas development, including through fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and seismic and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Additional Information

In connection with the 2021 Annual Meeting, the Company filed a definitive proxy statement with the SEC on October 4, 2021 and an Amendment No. 1 to the definitive proxy statement with the SEC on October 22, 2021. The definitive proxy statement, a form of proxy and Amendment No. 1 have been made available to the Company’s stockholders. Stockholders are urged to read the definitive proxy statement, as amended, and any other documents filed by the Company with the SEC in connection with the 2021 Annual Meeting because they contain important information. Stockholders are able to obtain, for free, copies of documents filed with the SEC at the SEC’s website at http://www.sec.gov.

Investor Relations

IR@texaspacific.com